                    SCHEDULE 14a INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                       (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant[   ]
Check the appropriate box:
[X]     Preliminary Proxy Statement
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting  Material Pursuant to Sections 240.14a-11(c) or
        240.14a-12

                    Central Telephone Company
        (Name of Registrant as Specified In Its Charter)

                  Marion W. O'Neill, Secretary
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),  or
        14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]     Fee Computed on table below per Exchange Act Rules 14a-
        6(i)(4) and 0-11.
        1)  Title  of each class of securities to which transaction applies:
        ___________________________________________________________
        2)  Aggregate  number  of securities to  which  transaction applies:
        ___________________________________________________________
        3) Aggregate number of securities to which transaction computed pursuant to Exchange Act Rule 0-11:<F1>
        ___________________________________________________________
        4)  Proposed maximum aggregate value of transaction:
        ___________________________________________________________
[FN]
<F1>   Set  forth the amount on which the filing fee is calculated and state how it was determined.


[ ]     Check box if any part of the fee is offset as provided
by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1)  Amount Previously Paid:
        ___________________________________________________________
        2)  Form, Schedule or Registration Statement No.:
        ___________________________________________________________
        3)  Filing Party:
        ___________________________________________________________
        4)  Date Filed:
        ___________________________________________________________

                                                PRELIMINARY COPY

NOTICE OF 1994 ANNUAL MEETING
AND PROXY STATEMENT




CENTRAL TELEPHONE COMPANY
2330 SHAWNEE MISSION PARKWAY
WESTWOOD, KANSAS 66205





To Our Shareowners:

     The Central Telephone Company Annual Meeting of Shareowners will be held at the offices of Sprint Corporation located at 2330
Shawnee Mission Parkway, Westwood, Kansas 66205, on Thursday,
November 3, 1994 at 11:00 A.M.

     Seven Directors will be elected at the Annual Meeting. You are also being asked to approve amendments to the Certificate of Incorporation to decrease the authorized shares of the Company's stock and to approve a reverse stock split on the Company's common stock.

     Whether or not you plan to attend the meeting, we urge you to complete and return the enclosed form of proxy promptly to ensure that your shares will be represented. If you attend the meeting, you can vote in person even if you have sent in your proxy card.

                              Very truly yours,



                              D. Wayne Peterson
                              Chief Executive Officer

September 27, 1994

NOTICE OF MEETING


        The Annual Meeting of Shareowners of Central Telephone
Company will be held at the offices of Sprint Corporation, 2330
Shawnee Mission Parkway, Westwood, Kansas 66205, on Thursday,
November 3, 1994 at 11:00 A.M. to:

1.      Elect seven Directors;

2. Approve an amendment to the Certificate of Incorporation decreasing the authorized shares of common stock and approve a reverse stock split of the common stock;

3. Approve an amendment to the Certificate of Incorporation decreasing the authorized shares of cumulative preferred stock;

4. Approve an amendment to the Certificate of Incorporation decreasing the authorized shares of convertible junior preferred stock; and

5. Transact such other business as may properly come before the meeting.

        Shareowners of record at the close of business on September 8, 1994, will be entitled to vote.

                              By Order of the Board of Directors



                              Marion W. O'Neill
                              Secretary

September 27, 1994




Please complete the accompanying proxy and return it promptly in the addressed envelope enclosed.

CENTRAL TELEPHONE COMPANY
2330 SHAWNEE MISSION PARKWAY
WESTWOOD, KANSAS 66205





                         Proxy Statement

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Central Telephone Company (the Company) for use at the Annual Meeting of Shareowners to be held on November 3, 1994. This Proxy Statement and the accompanying Notice of Meeting, proxy card and the Company's Annual Report on Form 10-K for the year ended December 31, 1993, are being mailed to shareowners beginning on September 27, 1994.

     On December 2, 1992, Centel Corporation (Centel) shareowners approved an Agreement and Plan of Merger providing for the merger of F W Sub Inc., a wholly-owned subsidiary of Sprint Corporation (Sprint), with and into Centel (the Merger). As a result of the Merger, which became effective March 9, 1993, Centel became a wholly-owned subsidiary of Sprint. Centel owns 9,000,000 shares of common stock of the Company, which is all of the common stock of the Company and represents approximately 97.4% of the voting power.


             Election of Directors (Item 1 on Proxy)

     The Board of Directors is presently composed of seven Directors. Seven Directors are to be elected for a term of one year, subject to the bylaws. If any nominee declines or is unable to serve as a Director, the accompanying proxy may be voted by the persons named in the proxy in their discretion. All nominees are now serving as Directors of the Company. Management knows of no reason why any nominee would decline or be unable to serve. The proxies designated on the proxy card intend to vote for the election of the seven nominees listed on the following pages unless otherwise instructed on the proxy card. These nominees have been selected by the Board of Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the manner provided on the proxy card. The seven Directors who are to be elected are paid no compensation for serving as a Director. The nominees are as follows:

     Stephen M. Bailor - Mr. Bailor, 50, is Vice President of the Company. He also is, and since September, 1993 has been Vice President-Financial and Local Billing Services of Sprint's Finance Division. He has been an officer of the Company for more than 5 years. Mr. Bailor has been a Director since March, 1993.

     Don A. Jensen - Mr. Jensen, 59, is, and since September, 1993 has been, Vice President and Assistant Secretary of the Company. He also is, and since 1975 has been, Vice President and Corporate Secretary of Sprint. Mr. Jensen has been a Director since March, 1993.

     William E. McDonald - Mr. McDonald, 52, is, and since September, 1993 has been, President of the North Carolina Division of the Company. Mr. McDonald is also President of the four other companies comprising the Mid-Atlantic Group of local exchange companies of Sprint. From 1988 to 1993, he was President of the two companies comprising the Eastern Group of local exchange companies of Sprint. Mr. McDonald has been a Director since September, 1993.

     D. Wayne Peterson - Mr. Peterson, 58, is, and since September 1993 has been, President and Chief Executive Officer of the Company. He is also President - Local Telecommunications Division of Sprint since August, 1993. From 1980 to 1993, Mr. Peterson served as President of Carolina Telephone and Telegraph Company, a subsidiary of Sprint. Mr. Peterson has been a Director since July, 1993.

     M. Jeannine Strandjord - Ms. Strandjord, 48, is, and since September, 1993 has been, Vice President and Treasurer of the Company. She also is, and since 1990 has been, Senior Vice President and Treasurer of Sprint. From 1986 to 1990, she was Vice President and Controller of Sprint. Ms. Strandjord has been a Director since March, 1993.

     Alan J. Sykes - Mr. Sykes, 47, is, and since 1987 has been,
Vice President of Revenues of Sprint's Local Telecommunications
Division.  Mr. Sykes has been a Director since March, 1993.

     Dianne Ursick - Ms. Ursick, 45, is, and since March, 1993 has been, President of the Nevada Division of the Company. From 1989 to 1993, she was General Regulatory Manager of the Nevada Division. Ms. Ursick has been a Director since September, 1993.

     The Board of Directors recommends that the shareowners vote
FOR these Directors.

 Proposed Amendment to the Certificate of Incorporation to Decrease the
           Authorized Shares of Common Stock and Declare
                Reverse Stock Split   (Item 2 on Proxy)

     The Board of Directors has proposed that the Certificate of Incorporation of the Company be amended to decrease the authorized shares of its common stock from 10,000,000 shares without par value to 2,250,000 shares without par value and to decrease the total number of shares of all classes of stock which the Company shall have authority to issue by a corresponding number.

     Subject to the approval of the Shareowners, the Board of Directors of the Company has also declared a 1 - for - 4 reverse stock split of the Company's common stock, to be effective on effectiveness of the proposed amendment reducing the authorized shares of common stock. If the amendment to the Certificate of Incorporation decreasing the authorized shares of common stock is adopted, the reverse stock split is necessary to reduce the number of issued and outstanding shares of common stock to the number of authorized shares. Consequently, the two matters are being submitted to the Shareowners as a single proposal.

Reasons for and effects of proposed Amendment and Reverse Stock
Split.

     Currently, there are 9,000,000 shares of the Company's common stock outstanding, all owned by Centel, a wholly-owned subsidiary of Sprint. Following the reverse stock split, there will be 2,250,000 shares of common stock outstanding, all owned by Centel. As a consequence of the reverse stock split, Centel's voting control of the Company will be reduced from approximately 97.4% of the shares entitled to vote to approximately 90.3% of the voting shares.

     The purpose of this proposal is to reduce the amount of Delaware franchise taxes paid by the Company. Because Delaware franchise taxes are based on the number of authorized shares of a corporation, the proposed decrease in authorized shares of common stock will save the Company $38,750 annually. The reverse stock split will not result in any change in the amount of the Company's common stock or retained earnings shown on the Company's financial statements.

Vote required for adoption of the Amendment decreasing the Authorized Shares of Common Stock and the Reverse Stock Split.

     Adoption of the amendment to the Certificate of Incorporation to decrease the number of authorized shares of the Company's common stock and the proposed reverse stock split requires the affirmative vote of the holders of a majority of the Company's outstanding shares entitled to vote at the 1994 Annual Meeting, voting without regard to class, and the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock, voting as a class. Centel intends to vote all 9,000,000 shares of the Company's common stock which it holds in favor of the proposed amendment and reverse stock split, thus ensuring adoption of the proposal.

     The Board of Directors recommends a vote FOR the proposed
Amendment and Reverse Stock Split.

  Proposed Amendment to the Certificate of Incorporation to Decrease the Authorized Shares of Cumulative Preferred Stock (Item 3 on Proxy)

     The Board of Directors has proposed that the Certificate of Incorporation of the Company be amended to decrease the authorized shares of cumulative preferred stock from 972,399 shares without par value to the number of shares of cumulative preferred stock issued and outstanding on September 8, 1994, the record date for the 1994 Annual Meeting of Shareowners, and to decrease the total number of shares of all classes of stock which the Company shall have authority to issue by a corresponding number. The proposed amendment would also decrease the authorized shares of each series of the cumulative preferred stock issued and outstanding to the number of shares of such series issued and outstanding on the record date.

Reasons for and effects of proposed Amendment.

     As of the record date, there were issued and outstanding 33,445 shares of Cumulative Preferred Stock, $2.50 Dividend Series, 144,975 shares of Cumulative Preferred Stock, $1.24 Dividend Series, 3,410 shares of Cumulative Preferred Stock, $5.00 Dividend Series, and 25,200 shares of Cumulative Preferred Stock, $4.70 Dividend Series, or a total of 207,030 shares of Cumulative Preferred Stock. There are currently authorized 35,000 shares of Cumulative Preferred Stock, $2.50 Dividend Series, 144,975 shares of Cumulative Preferred Stock, $1.24 Dividend Series, 4,852 shares of Cumulative Preferred Stock, $5.00 Dividend Series, and 26,400 shares of Cumulative Preferred Stock, $4.70 Dividend Series. There are an additional 761,172 authorized shares of Cumulative Preferred Stock that can be issued in one or more other series as determined by the Board of Directors.

     The proposed amendment would reduce the authorized shares of Cumulative Preferred Stock from 972,399 shares to 207,030 shares, the authorized shares of Cumulative Preferred Stock, $2.50 Dividend Series, from 35,000 shares to 33,445 shares, the authorized shares of Cumulative Preferred Stock, $5.00 Dividend Series, from 4,852 shares to 3,410 shares, the authorized shares of Cumulative Preferred Stock, $4.70 Dividend Series, from 26,400 shares to 25,200 shares, and the total number of shares of all classes of stock which the Company has authority to issue by 765,369 shares. It will not affect the authorized shares of Cumulative Preferred Stock, $1.24 Dividend Series.

     The reduction in the number of authorized shares of each individual series is necessary in order for the aggregate of the authorized shares of all such series to equal, and not exceed, the total authorized shares of cumulative preferred stock.

     Like the proposal to reduce the authorized shares of the Company's common stock, the purpose of this proposal is to reduce the amount of Delaware franchise taxes paid by the Company. The reduction in authorized shares of cumulative preferred stock effected by the amendment will save the Company approximately $3,800 annually in Delaware franchise taxes. Adoption of this proposal will not change the amount of the Company's preferred stock shown on its financial statements.

Vote required for adoption of the Amendment decreasing the Authorized Shares of Cumulative Preferred Stock.

     Adoption of the amendment to the Certificate of Incorporation to decrease the number of authorized shares of cumulative preferred stock requires the affirmative vote of the holders of a majority of the Company's outstanding shares entitled to vote at the 1994 Annual Meeting, voting without regard to class, and the affirmative vote of the holders of a majority of the outstanding shares of cumulative preferred stock, voting as a class.

     Centel intends to vote all 9,000,000 shares of the Company's common stock which it holds in favor of the proposed amendment, thus ensuring that the proposal will receive the affirmative vote of the holders of a majority of the Company's outstanding voting shares, voting without regard to class. The holders of a majority of the outstanding shares of cumulative preferred stock must also vote in favor of the proposed amendment for it to be adopted.

     The Board of Directors recommends a vote FOR the proposed
Amendment.

     Proposed Amendment to the Certificate of Incorporation
        to Decrease the Authorized Shares of Convertible
            Junior Preferred Stock (Item 4 on Proxy)

     The Board of Directors has proposed that the Certificate of Incorporation of the Company be amended to decrease the authorized shares of convertible junior preferred stock from 53,304 shares without par value to the number of shares of convertible junior preferred stock issued and outstanding on September 8, 1994, the record date for the 1994 Annual Meeting of Shareowners, and to decrease the total number of shares of all classes of stock which the Company shall have authority to issue by a corresponding number.

Reasons for and effects of proposed Amendment.

     As of the record date, the Company had outstanding 33,438 shares of convertible junior preferred stock. The proposed amendment would therefore reduce the authorized shares of convertible junior preferred stock from 53,304 shares to 33,438 shares and would also reduce the total number of shares of all classes of stock which the Company has authority to issue by 19,866 shares.

     Like the previous two proposals (i.e., items 2 and 3 on the proxy), the purpose of this proposal is to reduce the amount of Delaware franchise taxes paid by the Company. The reduction in authorized shares of convertible junior preferred stock effected by the amendment will save the Company approximately $100 annually in Delaware franchise taxes. Adoption of this proposal will not change the amount of the Company's preferred stock shown on its financial statements.

Vote required for adoption of the Amendment decreasing the Authorized Shares of Convertible Junior Preferred Stock.

     Adoption of the amendment to the Certificate of Incorporation to decrease the number of authorized shares of convertible junior preferred stock requires the affirmative vote of the holders of a majority of the Company's outstanding shares entitled to vote at the 1994 Annual Meeting, voting without regard to class, and the affirmative vote of the holders of a majority of the outstanding shares of convertible junior preferred stock, voting as a class.

     Centel intends to vote all 9,000,000 shares of the Company's common stock which it holds in favor of the proposed amendment, thus ensuring that the proposal will receive the affirmative vote of the holders of a majority of the Company's outstanding voting shares, voting without regard to class. The holders of a majority of the outstanding shares of convertible junior preferred stock must also vote in favor of the proposed amendment for it to be adopted.

     The Board of Directors recommends a vote FOR the proposed
Amendment.

    Beneficial Ownership of Shares of Directors and Executive Officers

     The following table sets forth information as of December 31, 1993, with respect to the shares of Sprint common stock owned by each current Director, each of the executive officers named in the executive compensation tables, and by all Directors and executive officers as a group. No Director or executive officer owns any equity security of the Company.


                                            Sprint Common Stock
            Name of Individual or           Beneficially Owned <F1>
              Identity of Group             Number of Shares


   Stephen M. Bailor                         46,853 <F2>
   John P. Frazee, Jr.                       31,681 <F3>
   Don A. Jensen                             35,358 <F2>
   William E. McDonald                       63,249 <F2>
   D. Wayne Peterson                         88,487 <F2>
   M. Jeannine Strandjord                    43,013 <F2>
   Alan J. Sykes                             24,678 <F2><F3>
   Dianne Ursick                             23,979 <F2>
   All Directors and executive officers
        as a group (13 persons)             639,604 <F2><F4>
___________
Notes:

<F1> Unless otherwise noted, the persons for whom the information is provided had sole voting and investment power over the shares of stock shown as beneficially owned.
<F2> Includes shares which may be acquired upon the exercise of stock options exercisable on or within 60 days after December 31, 1993, under Sprint's stock option plans as follows: 37,367, 17,764, 43,000, 60,950, 31,750, 19,500 and
     1,233 shares for Mr. Bailor, Mr. Jensen, Mr. McDonald, Mr. Peterson, Ms. Strandjord, Mr. Sykes and Ms. Ursick, respectively, and 433,490 shares for all Directors and executive officers as a group.
<F3> Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 704 shares owned by Mr. Frazee's wife and 4,377 shares held by Mr. Frazee as custodian for his children, and 86 shares held by Mr. Sykes as custodian for his son.
<F4> Represents less than 1% of class.


                     Meetings and Committees

     Prior to April 1, 1993, when the Board of Directors eliminated all Board committees, there were six standing committees of the Board, including an Audit Committee, an Executive Committee, a Finance Committee, a Compensation Committee, an Investment Committee and a Public Policy Committee. On September 28, 1993, the Board established two new committees which have all the powers of the Board, with certain exceptions, to take action between meetings of the Board. The Executive Committee of the Nevada Division has such powers with respect to the business and property of the Nevada Division and the Executive Committee of the North Carolina Division has such powers with respect to the business and property of the North Carolina Division.

     The Board of Directors of the Company held two meetings during 1993. Prior to the Merger, Directors not employed as officers of the Company or Centel received basic annual compensation of $25,000. In addition, if he or she was an outside Director, the vice chairman of the Executive Committee received $20,000 and the chairman of each other committee received $2,500. Outside Directors received an additional $1,000 for each meeting attended and $750 for each telephonic meeting.

     Prior to the Merger, outside Directors could defer their compensation and elect to have amounts deferred earn interest at the prime rate compounded quarterly, or be converted into units equivalent to shares of Centel common stock. Deferred amounts would be paid following termination of service as a Director or, upon election, prime rate accounts would be paid in the fifth year following the deferral election.

     Outside Directors who retired after age 65 received an annual retirement benefit equal to the basic annual rate of compensation then in effect (a) for life, if the outside Director served for 10 or more years, or (b) for the number of full quarters served by the outside Director, if less than 10 years.

                     Executive Compensation

     The following tables set forth the annual compensation of the two individuals who served as Chief Executive Officer during 1993 and the other executive officers of the Company who earned at least $100,000 in salary and bonus for services to the Company during 1993 (the Named Officers).

                   Summary Compensation Table

     The following table reflects the cash and non-cash compensation for the Named Officers. Annual salary and bonus amounts shown are amounts allocated to the Company by Sprint, or by Centel prior to the Merger. The individuals designated as Named Officers also had responsibilities during 1993 relating to Sprint, Centel and other subsidiaries of Sprint and Centel. Except for amounts shown in the "Salary" and "Bonus" columns, the compensation stated reflects all compensation earned by the individuals in all his or her capacities with Sprint, Centel, and their subsidiaries.


                                        Annual Compensation
                        ____________________________________________________

                                                                Other
                                                                Annual
                                                                Compen-
Name and Principal                                              sation
     Position              Year    Salary($)       Bonus($)     ($)<F1>

_______________________    ____    _________       ________     ____________


John P. Frazee, Jr.<F3>    1993     98,738               0      150,704 <F4>
 Chief Executive           1992    394,927         431,055      570,805
 Officer                   1991    337,453         443,080      -------

D. Wayne Peterson<F5>      1993     27,985          19,762       24,166 <F6>
 Chief Executive
 Officer

Dianne Ursick<F7>          1993     74,808          41,156        4,587
 President
 Nevada Division


                                                Long-Term Compensation
                                         ___________________________________

                                                  Awards            Payouts
                                         ________________________   ________

                                                       Securities
                                        Restricted      Underly-
                                          Stock           ing        LTIP
Name and Principal                       Award(s)       Options/    Payouts
     Position             Year             ($)           SARs         ($)
                                                         (#)
_______________________   ____          __________    __________    ________


John P. Frazee, Jr.<F3>   1993                   0          31,000         0
 Chief Executive          1992                   0               0         0
 Officer                  1991                   0          52,000   725,072

D. Wayne Peterson<F5>     1993             372,500 <F8>     11,000    89,783
 Chief Executive
 Officer

Dianne Ursick<F7>         1993                   0           5,000         0
 President
 Nevada Division



                                          All
                                         Other
                                        Compen-
Name and Principal                      sation
     Position             Year       ($)<F1><F2>

_______________________   ____       ___________


John P. Frazee, Jr.<F3>   1993            89,500
 Chief Executive          1992            29,743
 Officer                  1991            ------

D. Wayne Peterson<F5>     1993            42,431
 Chief Executive
 Officer

Dianne Ursick<F7>         1993             6,060
 President
 Nevada Division

____________
Notes:

<F1>    In accordance with the transitional provisions applicable
        to the revised proxy rules adopted by the Securities and Exchange Commission (SEC), amount of Other Annual Compensation and All Other Compensation are excluded for 1991.
<F2>    Consists of the following amounts for 1993:  (a) $5,053,
        $5,862 and $5,612 contributed on behalf of Mr. Frazee, Mr. Peterson and Ms. Ursick, respectively, as company contributions under Sprint's and Centel's Retirement Savings Plans; (b) $843 and $448 in dividends on Centel Employees'
        Stock Ownership Plan shares for Mr. Frazee and Ms. Ursick, respectively; (c) $73,311 and $34,455 in relocation expenses for Mr. Frazee and Mr. Peterson, respectively; (d) $10,293 in contributions on behalf of Mr. Frazee under Centel's Matched Deferred Salary Plan; and (e) $2,114 for Mr. Peterson representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are deemed by SEC rules to be at above-market rates.
<F3>    Mr. Frazee retired as Chief Executive Officer of the Company on August 1, 1993.
<F4>    Includes the cost of providing tax and financial services
        of $12,500 and personal use of corporate aircraft of $16,800.
<F5>    Mr. Peterson first became an executive officer of the
        Company on September 28, 1993.
<F6>    Includes $12,500 in automobile allowance and $4,854 in
        telephone concessions.
<F7>    Ms. Ursick first became an executive officer of the Company on March 9, 1993.
<F8>    The value of the restricted stock shown is based on the closing price of Sprint common stock on October 20, 1993, the date of the grant. As of December 31, 1993, Mr. Peterson held 10,000 restricted shares valued at $347,500, based on the closing price of Sprint common stock on December 31, 1993, equal to $34.75. Mr. Peterson has the right to vote and receive dividends on the restricted shares. Twenty-five percent of the award vests on July 12, 1996, 25% on July 12, 1997, and 50% on
        July 12, 1998.

                             Option Grants

        The following table summarizes options granted to the Named Officers during 1993 for the purchase of shares of Sprint common stock under Sprint's stock option plans. The option grants relate to compensation earned by the Named Officers for all responsibilities with Sprint, Centel and their subsidiaries. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Sprint common stock of five percent and ten percent over the term of the options, as set forth in SEC rules. The
Named Officers will realize no gain on these options without an increase in the price of Sprint common stock. No stock appreciation rights were granted during 1993.


                    Option Grants in Last Fiscal Year


                                                % of Total
                            Number of            Options
                            Securities          Granted to      Exercise or
                        Underlying Options     Employees in     Base Price
        Name             Granted (#)<F1>       Fiscal Year        ($/Sh)


John P. Frazee, Jr.      31,000                 1.9140          $30.81250
D. Wayne Peterson        11,000                 0.6791          $30.81250
Dianne Ursick             5,000                 0.3097          $39.81250



                                           Potential Realizable
                                             Value at Assumed
                                           Annual Rates of Stock
                                           Price Appreciation for
        Name         Expiration               Option Term <F2>
                       Date         0%           5%                10%
                                  _________________________________________


John P. Frazee, Jr.  03/09/03     $0.00      $600,712.29      $1,522,322.88
D. Wayne Peterson    03/09/03     $0.00      $213,155.97        $540,179.00
Dianne Ursick        03/09/03     $0.00       $96,889.08        $245,535.95

_____
Notes:

<F1>    Twenty-five percent of the grants shown became
        exercisable on March 9, 1994, and an additional 25% become exercisable on March 9 of each of the three successive years. The options each have a reload feature. A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned Sprint common stock. A reload option is granted for the number of shares equal to the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of Sprint common stock on the date of exercise of the original option. The expiration date of a reload option is the same as the expiration date of the option that was exercised. A reload option becomes exercisable one year from the date the original option was exercised, provided the shares acquired on the exercise of the original option are held by the optionee for at least six months. The reload feature is designed to encourage early exercise of options, without foregoing the opportunity for further appreciation, and to promote retention of the Sprint common stock acquired.

<F2>    The dollar amounts in these columns are the result of
        calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Sprint common stock.


             Option Exercises and Fiscal Year-End Values

        The following table summarizes the net value realized on the exercise of options in 1993, and the value of the outstanding options at December 31, 1993, for the Named Officers.


         Aggregated Option Exercises in Last Fiscal Year
                    and FY-end Option Values


                        Shares Acquired     Value Realized
        Name             on Exercise(#)        <F1>($)


John P. Frazee, Jr.             564,525          9,619,681
D. Wayne Peterson                     0                  0
Dianne Ursick                    15,173            223,947



                               Number of Securities
                              Underlying Unexercised
                               Options at 12/31/93
                        _________________________________
                        Exercisable         Unexercisable
        Name                (#)                  (#)


John P. Frazee, Jr.               0                     0
D. Wayne Peterson            53,200                27,000
Dianne Ursick                 1,233                 5,000



                               Value of Unexercised
                                  In-the-Money
                               Options at 12/31/93<F2>
                        _________________________________
                        Exercisable         Unexercisable
        Name                ($)                 ($)


John P. Frazee, Jr.               0                     0
D. Wayne Peterson           738,554               166,766
Dianne Ursick                 6,170                19,375


__________
Notes:

<F1>    The value realized upon exercise of an option is the
        difference between the fair market value of the shares of Sprint common stock received upon the exercise, valued on the exercise date, and the exercise price paid.
<F2>    The value of unexercised, in-the-money options is the
        difference between the exercise price of the options and the fair market value of Sprint common stock at 12/31/93
        ($34.6875).


                    Long-Term Incentive Plan Awards

        The following table represents potential awards to the Named Officers (relating to all their responsibilities with Sprint, Centel and their subsidiaries) under Sprint's long-term incentive plan which, subject to Sprint's right to amend the plan at any time prior to the approval of payouts by the Organization and Compensation Committee of Sprint's Board of Directors, can be earned by the achievement of certain financial objectives over the three year period ending December 31, 1995. Payouts of awards (which represent items of compensation attributable to Sprint as a whole) are tied to achieving certain non-financial business objectives for the local Operating Telephone Company and specified levels of performance criteria, based on certain financial objectives, within the Long Distance Division (LDD), the Local Telecommunications Division (LTD), the local Operating Telephone Company (OTC) and the Cellular Division (CD). The relative weight given to the performance criteria of these divisions in computing an executive's payout is based on the executive's responsibilities with Sprint.

        The portion of the payout applicable to the LDD is tied to achieving specified levels of operating margin and net collectible revenue growth. The target amount will be earned if 100% of the targeted levels of such criteria is achieved. The threshold amount will be earned with the achievement of 85% of the operating margin target and 83% of the revenue growth target and the maximum award will be earned at achieving 114% of the operating margin target and 146% of the revenue growth target.
An award payout will not be earned for the portion of the payout applicable to the LDD criteria for performance below the threshold.

        The portion of the payout applicable to the LTD and the OTC is tied to achieving specified levels of earnings before interest, taxes and depreciation as a percent of net revenues (EBITD), and return on assets (ROA). The target amount will be earned if 100%
of the targeted level of such criteria is achieved.  The
threshold amount will be earned with the achievement of 95% of the ROA target and 97% of the EBITD target and the maximum award will be earned at achieving 103% of the ROA target and 104% of
the EBITD target.   An award payout will not be earned for the
portion of the payout applicable to the LTD or the OTC criteria for performance below the threshold.

        The portion of the payout applicable to the CD is tied to achieving specified levels of operating income and net collectible revenue. The target amount will be earned if 100% of the targeted level of such criteria is achieved. The threshold amount will be earned with the achievement of 70% of the operating income target and 90% of the revenue target and the maximum award will be earned at achieving 130% of the operating
income and revenue targets.   An award payout will not be earned
for the portion of the payout applicable to the CD criteria for performance below the threshold.

        The portion of the payout applicable to the OTC nonfinancial business objectives is tied to efforts and results in the regulatory area and in improvements in employee attitude survey results.

        The calculated payout, based on the achievement of the above financial criteria, is adjusted (increased or decreased) by the percent change in the market price of Sprint common stock as determined by the change in the average of the high and low prices on January 1, 1993 and December 31, 1995. If stock price increases over the three-year performance period, the payout is adjusted by the percentage increase in stock price. Conversely, if the stock price decreases over the three-year performance period, the payout is reduced by the percentage decrease in stock price. Upon approval of the payouts by the Organization and Compensation Committee, a portion of each payout will be paid in Sprint common stock, based on the market value of Sprint common stock on the date of such approval, and the remaining portion in cash. Currently the payouts are made 55% in Sprint common stock and 45% in cash to meet tax withholding requirements.


        Long-Term Incentive Plans - Awards in Last Fiscal Year


                                            Estimated Future Payouts
                                      under Non-Stock Price Based Plans<F1>
                                      _____________________________________

                      Performance
                       or Other
                      Period Until
                      Maturation or      Threshold   Target     Maximum
       Name              Payout             ($)        ($)        ($)


D. Wayne Peterson     1/1/93-12/31/95    $43,964     $106,580    $161,202
Dianne Ursick         1/1/93-12/31/95    $19,058      $28,940     $32,515

_________

<F1>    Awards are based on a percentage of the Named
        Officers' average base salary midpoint over the three-year performance cycle which ends December 31, 1995. In calculating the average base salary midpoint, the table assumes the base salary midpoint for 1995 will equal the 1994 base salary midpoint. In addition, the estimated future payouts shown assume that the average of the high and low price of Sprint common stock on December 31, 1995 will be the same as it was on January 1, 1993. Mr. Peterson and Ms. Ursick were the only Named Officers to receive an award under the Long-Term Incentive Plan.


          Compensation Committee Report on Executive Compensation

        Prior to the Merger in March of 1993, decisions regarding the compensation of the executive officers of the Company were made by the Compensation Committee of the Board of Directors of Centel subject, in certain cases, to review by the Board of Directors of Centel. In connection with the Merger, all members of Centel's Compensation Committee resigned from the Board of Directors of Centel and the committee was eliminated.

        All of the Company's executive officers at December 31, 1993, received compensation reflecting their contributions to the entire Sprint organization. (The portion of compensation that was attributable to the executive officers' services to the Company was allocated to the Company in accordance with regulatory standards.) Most decisions regarding the post-Merger compensation of executive officers of the Company were made by the Organization and Compensation Committee of the Board of Directors of Sprint (the Committee). Accordingly, the Committee is furnishing the following report on executive compensation.

        The principal responsibilities of the Committee, as they relate to the Company, are to: (a) assess and appraise the performance of executive management; (b) recommend to the Board of Directors of Sprint base salaries, incentive compensation and other benefits for the key officers; (c) counsel and advise management on plans for orderly development and succession of executive management; (d) take any and all action required or permitted to be taken by the Board of Directors under the stock option and restricted stock plans, stock purchase plans, incentive compensation plans and the deferred compensation plans of Sprint in which executives of the Company participate; and (e) review recommendations for major changes in compensation and benefit and retirement plans which have application to significant numbers of Sprint's and its subsidiaries' total employees and which require review or approval of Sprint's Board of Directors.

        Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint and its subsidiaries so as to maximize long-term Shareowner value. Sprint's executive compensation program consists of four elements: (1) base salary,
(2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation
(i.e., the sum of all four elements) are compared to a defined competitive group. This comparison group is composed of approximately 140 companies similar to Sprint in size as measured by annual sales. The Committee believes that the comparison group accurately reflects the market in which Sprint and its subsidiaries compete for executive talent. The Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

        Base Salary. Each year the Committee makes a recommendation to the Board establishing base pay for all executive officers of Sprint and most of its subsidiaries, including the Company.
Merit increases are based on individual performance over the previous year and are consistent with the policy to pay base salaries approximating the median of the comparison group.

        Short-Term Incentive Plans. Most of the Company's executive officers received their entire short-term incentive compensation under Sprint's Management Incentive Plan. Certain executives received all or a portion of their short-term incentive compensation under Centel's Management Incentive Plan. A description of each plan follows:

        Sprint's Management Incentive Plan is a performance-driven short-term, annual incentive plan designed to promote the near-term objectives of the organization. Target incentive opportunity is established as a percentage of salary range midpoint and is based on job level and potential impact on organization results. Seventy-five percent of the payout was based on the achievement of six financial objectives -- two for each of the Local Telecommunications Division (LTD), the Long Distance Division (LDD) and the Cellular Division (CD). For each objective, targets were established and compared to actual 1993 financial results. The relative weights assigned to the objectives depended on an executive's responsibilities with Sprint.

- -       The objectives for the LTD related to operating income and cash generation. Actual results were 105.3% of target for operating income and 107.3% of target for cash generation.
- -       The objectives for the LDD related to operating income and net collectible revenue growth relative to market growth. Actual results were 115.9% of target for operating income and 207.6% of target for net collectible revenue growth.
- -       The objectives for the CD related to net collectible revenue and adjusted operating income as a percent of net revenues (referred to as the "adjusted operating ratio"). Actual results were 106.6% of target for net collectible revenue and 103.4% of target for the adjusted operating ratio.

        Twenty-five percent of the Sprint plan payout was based on the achievement of certain personal objectives in 1993. These personal objectives included qualitative factors relating to business unit and departmental results of a nonfinancial nature, the support the executive provided in furthering strategic and tactical objectives, contributing to the progress of the quality improvement process, and individual professional growth and development.

        Centel's Management Incentive Plan (Centel MIP) has been a performance-driven short-term incentive plan designed to promote the near term objectives of the organization. It has been intended to provide opportunities for executives to earn total annual cash compensation (base salary plus incentive) at 60th to 75th percentile competitive levels relative to companies in general industry whose revenues are similar in amount. Target incentive opportunity has been expressed as a percentage of targeted salary level. These competitive target incentive levels were achieved only if targeted performance goals were met.

        Centel MIP payouts can vary from 0% to 130% of the target incentive based on performance relative to a combination of measures. For 1993, performance was measured in the following manner.


     Performance                                Performance
      Category          Weight                  Measure


Consolidated             10%            Composite Division (LDD,
                                        LTD, CD)

Business Unit            40%            Operating Telephone Company
                                        Operating Income
                                        Cash Generation

Individual               50%            Contribution to Financial
                                        performance
                                        Human resources accomplishments
                                        Planned job accomplishments
                                        Response to unplanned events


        Long-Term Incentive Plan.  Sprint's Long-Term Incentive Plan
(LTIP) is a three-year performance-driven incentive plan designed to promote the long-term objectives of the organization. Key employees who are in a position to make a substantial contribution to the accomplishment of the long-term strategic and financial objectives of the organization are eligible to participate. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results.

        Unlike the short-term incentive payouts which were based partly on achievement of an executive's personal objectives, the entire LTIP payouts were based on the achievement of financial objectives. These financial objectives related to the LTD and the LDD. The CD was acquired with the Merger and was not included in the LTIP criteria for the three-year period from January 1, 1991 to December 31, 1993. Beginning with the performance period January 1, 1993 to December 31, 1995, the CD will be included in the LTIP. The relative weights assigned to the LTIP objectives depended on an executive's responsibilities with Sprint.

- -       The objectives for the LTD related to return on assets (ROA)
        and earnings before interest, income taxes and depreciation as a percent of revenues (EBITD). Actual results were 103.1% of target for ROA and 103.8% of target for EBITD.
- -       The objectives for the LDD related to growth in the
        consolidated earnings before interest and income taxes over 1992 and 1993 (Earnings) and 1993 net collectible revenue (Revenue). Actual results were 92.6% of target for Earnings and 102.1% for Revenue.

        The Committee believes these four objectives have been key determinants of Sprint's stock price over time.

        The specific amounts of the LTIP payouts were determined by comparing actual financial results to the pre-established targets for each objective. The payout was also adjusted by a stock price factor under which the payout based on financial objectives as described above was multiplied by a fraction, the numerator of which was the market price of Sprint common stock on December 31, 1993 and the denominator of which was the market price on January 1, 1991. The three-year increase in price of Sprint common stock resulted in a multiplier of 149.6%

        Stock Options. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of Sprint. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The option price for shares of Sprint common stock issuable under stock option plans is 100% of the fair market value of the shares on the date of grant. Generally, 25% of the shares subject to options granted become exercisable one year from the date of the grant and an additional 25% of the shares become exercisable on each of the three succeeding anniversaries. Some grants may be subject to longer vesting schedules. If there is a change in control of Sprint, all options outstanding for more than one year become immediately exercisable.

        In making option grants, the Committee does not consider the number of options already held by an executive.

        Compensation of Chief Executive Officers. Mr. Frazee's compensation was determined pursuant to an employment agreement under which Mr. Frazee's annual salary was $415,000 for 1993.

        Based on the financial results described above, Mr. Peterson received a payment under Sprint's Management Incentive Plan of 121.8% of target and a payout under Sprint's LTIP of 138.9% of target.

        Deductibility of Compensation Under New Tax Law. Recently enacted federal income tax legislation has limited the deductibility, effective January 1, 1994, of compensation paid to the chief executive officer and the other four most highly compensated executive officers of a Company to $1 million per executive per year. None of the Company's executive officers is expected to exceed the deductibility limit in the foreseeable future. The Committee intends to take action necessary to preserve the deduction if the limitation is exceeded in future years.

                    Stewart Turley, Chairman
                         Warren L. Batts
                        Joseph L. Dionne
                         Donald J. Hall
                      Robert E. R. Huntley
                       Linda Koch Lorimer


                    Retirement Pension Plans

        The Centel Retirement Pension Plan was a qualified, noncontributory plan available to certain employees of the Company and Centel including the executive officers. On December 31, 1993, the Centel plan was merged with and into the Sprint Retirement Pension Plan. On January 1, 1994, all employees of the Company, including executive officers, began to accrue a pension benefit under the Sprint plan. Prior to that date, the pension benefit for certain executive officers of the Company, including Mr. Frazee and Ms. Ursick, was determined under provisions of the Centel plan.

        Under the Centel plan, the benefit for service prior to 1985 (calculated as a life annuity payable upon retirement at or after age 65) is based upon average monthly cash compensation for the highest 60 consecutive months during the last 15 years of credited service times 1.125% for cash compensation below $9,000 and 1.5% for cash compensation in excess of that amount. Compensation earned prior to 1990 was used to determine the average monthly cash compensation to be applied to service prior to 1985. For service beginning January 1, 1985 or thereafter, the benefit is based upon career average monthly cash compensation subsequent to that date times 1.7% for each year of credited service. No amounts are offset against benefits.

        The Centel plan permits early retirement at or after age 55 and five years service but the benefit is reduced 3.6% for each year prior to age 60 that benefit payments are made. Various benefit payment options are available including joint and survivor benefits and a 10-year certain benefit. Credited service under the plan for Mr. Frazee is 22 years. In 1993, the normal retirement benefit at age 65 was limited by law to $115,641. This limit is subject to annual adjustment by the Internal Revenue Service. Centel has adopted a Defined Benefit Restoration Plan under which it will pay any difference between the amount limited by law and the amount otherwise payable under the Centel plan.

        The following table shows estimated normal retirement benefits at age 65 under the Centel Retirement Pension Plan and Defined Benefit Restoration Plan, assuming that retirement occurred on January 1, 1994, and that annual pay increases since 1985 have occurred at the same average annual budgeted increase for all management employees using the annual cash compensation (salary plus bonus) during the final year of employment.


                      Centel Pension Plan Table


                             Years of Credited Service
Final Annual Cash _____________________________________________
  Compensation       10          20           30           40


  $200,000        $26,586     $48,483       $70,380     $92,276
   400,000         53,240      97,371       141,502     185,633
   600,000         79,894     146,259       212,624     278,989
   800,000        106,548     195,147       283,746     372,345
  1,000,000       133,202     244,035       354,868     465,701
  1,200,000       159,855     292,923       425,990     559,058


        Under the Sprint plan, employees earn a benefit for services beginning after 1993 equal to 1.5% of actual yearly salary and bonus. For each year of service prior to 1994, employees earn a benefit equal to 1.5% of average pay for the five years ending in 1993.

        Prior to 1990, the Sprint plan provided pension benefits based on an employee's five highest consecutive years' compensation in the last ten years before retirement. The benefit was determined by taking 1.2% of the average compensation over such five year period plus .35% of such average compensation in excess of a certain amount ($22,200 in 1994) and multiplying the result by the individual's years of credited service. Employees who retire before the year 2000 will have their pension benefit calculated under both the new and old formulas and will receive the greater of the two benefits. Because the benefit for Mr. Peterson is expected to be greater under the old formula, the table below reflects the estimated annual pension benefit payable to an individual retiring in 1994 at age 65 under the old formula. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not. Mr. Peterson has an agreement with Sprint that if his employment is discontinued after July 31, 1996, through no fault of his own, he will not incur any penalty for early retirement.


                      Sprint Pension Plan Table


Remuneration<F1>                    Years of Service <F2>
________________                    _____________________

                          15         20        25        30        35


    $400,000            $91,835   $122,446  $153,058  $183,669  $214,281
     500,000            115,085    153,446   191,808   230,169   268,531
     600,000            138,335    184,446   230,558   276,669   322,781
     700,000            161,585    215,446   269,308   323,169   377,031
     800,000            184,835    246,446   308,058   369,669   431,281
     900,000            208,085    277,446   346,808   416,169   485,531
   1,000,000            231,335    308,446   385,558   462,669   539,781

__________

<F1>    Compensation, for purposes of estimating a pension
        benefit, includes salary and bonus as reflected under Annual Compensation in the Summary Compensation Table. The calculation of benefits under the pension plans generally is based upon average compensation for the highest five consecutive years of the ten years preceding retirement.
<F2>    These amounts are straight life annuity amounts and would
        not be subject to reduction because of Social Security benefits. For purposes of estimating a pension benefit the years of service credited for Mr. Peterson is 26 years; however, Mr. Peterson is entitled, subject to forfeiture, to up to ten additional years of credited service.


        Ms. Ursick's pension benefit is determined primarily by a career average formula and is not disclosed under either of the two tables above. Assuming she continues in her current position with the Company at current compensation levels and retires at age 65, her annual pension benefit payable would be approximately $84,150. This amount is a straight life annuity amount.

                      Employment Contracts

        Mr. Peterson has signed a non-competition agreement with Sprint which provides, in general, that he may receive 18 months of compensation and benefits following his involuntary termination of employment if he does not associate himself with a competitor during that period.

        Sprint has a Key Management Benefit Plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Participants are key executives of Sprint and its subsidiaries as designated by the Chief Executive Officer of Sprint and approved by the Organization and Compensation Committee. Under the plan, if a participant dies prior to retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately prior to the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age
60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. Prior to reaching age 60 and at least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. The supplemental retirement benefit will be the actuarial equivalent of the survivor benefit and will be paid in a lump sum, in installments, or as a single life or joint and survivor annuity, at the election of the participant. Mr. Peterson is a participant in the plan.

                  Transactions with Management

        DuBose Ausley, who was a Director of the Company through March 9, 1993, is President of the law firm of Ausley, McMullen, McGehee, Carothers & Proctor, P.A., which provided legal services to a subsidiary of the Company in 1993 for which it billed
$403,950.

    Compliance with Section 16(a) of the Securities Exchange Act

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's equity securities. Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

        None of the Company's Directors and executive officers own any equity securities of the Company. Due to an oversight, none of these individuals filed initial reports required under Section 16(a) when they first became directors or executive officers to report that no such securities were owned by them. As soon as the oversight was discovered, the Company's Directors and executive officers promptly filed the required reports.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1993 all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with, except for the initial filings described in the preceding paragraph.

                    Independent Public Accountants

        The Board of Directors and shareowners of Sprint have voted to appoint Ernst & Young as independent auditors to examine the financial statements of Sprint and its subsidiaries, including the Company, for 1994. Ernst & Young first examined the Company's financial statements last year. Representatives of Ernst & Young will not be present at the Annual Meeting, will not make a statement and will not be available to respond to questions.

        As a result of the Merger, Arthur Andersen & Co., which had been the Company's auditors for many years, was dismissed;
however, Ernst & Young relied on the report of Arthur Andersen &
Co. with respect to the 1992 and 1991 consolidated financial statements of the Company in Ernst & Young's report on the Company's consolidated financial statements for each of the three years in the period ended December 31, 1993. Arthur Andersen &
Co.'s reports on the Company's consolidated financial statements for the 1992 and 1991 fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope, or accounting principles. During 1992 and 1991 and in any subsequent interim period preceding the dismissal of Arthur Andersen & Co., there were no disagreements between the Company and Arthur Andersen & Co. on any matters of accounting principles or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen & Co., would have caused
Arthur Andersen & Co. to make reference to the matter in their report.

                          Other Matters

        The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment.

                     Shares Entitled to Vote

        Shareowners of record at the close of business on September 8, 1994 are entitled to vote. At that date there were outstanding 9,000,000 shares of common stock, 207,030 shares of cumulative preferred stock and 33,438 shares of convertible junior preferred stock. Each share is entitled to one vote on each matter to be voted on at the meeting. All of the shares vote together as one class. In addition, the common stock, the cumulative preferred stock and the convertible junior preferred stock each vote as a class on items 2, 3 and 4 on the proxy, respectively, as explained in the description of each such proposal in this proxy statement. The Company's Certificate of Incorporation provides that, except as otherwise expressly provided in the Certificate of Incorporation or by law, a quorum for the transaction of any business shall exist if a majority of the shares issued, outstanding and entitled to be voted upon such business are represented in person or by proxy at such meeting.
It also provides that, except as otherwise expressly provided in the Certificate of Incorporation or by law, the affirmative vote of a majority of such quorum shall suffice to adopt any measure. Under Delaware law, where a separate vote by a class is required, a majority of the outstanding shares of such class, present in person or represented by proxy, shall constitute a quorum to take action with respect to the vote on that matter, and the affirmative vote of a majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class. Centel owns all of the common stock of the Company, which represents approximately 97.4% of the voting power. Centel intends to vote the common stock of the Company in favor of the election as Directors of the seven aforementioned nominees and for each of the other proposals (i.e., items 2, 3 and 4 of the proxy). Under applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. "Broker non-votes", which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter and have no effect on the outcome of the vote.

                             Voting

        Shareowners may vote at the meeting by voting in person, by completing and returning the enclosed proxy to the Company's agent prior to the meeting, or by submitting a signed proxy at the meeting.

                             Proxies

        Please mark your votes, sign and date your proxy and return it promptly in the addressed envelope which is enclosed. The proxy will be used at the 1994 Annual Meeting of Shareowners and any adjournments. A shareowner may revoke a proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by submitting a proxy bearing a later date or by attending the meeting and voting in person.

        A shareowner may withhold votes from any nominee by marking the proxy to that effect.

        The cost of solicitation of proxies will be borne by the Company.

           Shareowner Proposals for the 1995 Annual Meeting

        Any shareowner who desires to present a proposal at the 1995 Annual Meeting and have it included in the Company's proxy statement and proxy must submit it in writing to the Company, at the address set forth on the first page of this Proxy Statement, a reasonable time before the solicitation is made for such meeting, preferably not later than December 31, 1994.


                              By order of the Board of Directors


                              Marion W. O'Neill
                              Secretary

                                                 PRELIMINARY COPY

                    Central Telephone Company
              c/o  FIRST CHICAGO TRUST COMPANY OF NY
                         MAIL SUITE 0123
                           PO BOX 1762
                     CHICAGO, IL  60690-9947

    This Proxy is solicited by the Board of Directors of Central
                        Telephone Company

The undersigned hereby appoints each of DON A. JENSEN, MICHAEL T. HYDE and MARION W. O'NEILL, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote all the shares of Central Telephone Company stock held by the undersigned of record at the close of business on September 8, 1994, at the Annual Meeting of Shareowners to be held on November 3, 1994, and any adjournment thereof.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting and any adjournments thereof. This proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Proposals 2, 3, and 4.

A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.


You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote FOR the election of all nominees and proposals. The Proxies cannot vote your shares unless you sign and return this card.

1.   Election of Directors.

      ___ FOR                         ___ WITHHELD
For, except vote WITHHELD from the following nominee(s):

_______________________________________________


Nominees:  Stephen M. Bailor, Don A. Jensen, William E. McDonald,
D. Wayne Peterson, M. Jeannine Strandjord, Alan J. Sykes, Dianne
Ursick

2.   To approve an amendment to the       FOR ___  AGAINST ___  ABSTAIN ___
     Certificate of Incorporation
     decreasing the authorized shares
     of Common Stock and to approve a
     reverse stock split.

3.   To approve an amendment to the       FOR ___  AGAINST ___  ABSTAIN ___
     Certificate of Incorporation
     decreasing the authorized shares
     of Cumulative Preferred Stock.

4.   To approve an amendment to the       FOR ___  AGAINST ___  ABSTAIN ___
     Certificate of Incorporation
     decreasing the authorized shares
     of Convertible Junior Preferred
     Stock.


                     NOTE:  Please sign exactly as name
                            appears hereon.  If shares are held
                            jointly, any one of the joint owners
                            may sign.  When signing as attorney,
                            executor, administrator, trustee or
                            guardian, please give full title as
                            such.  If a corporation, please sign
                            in full corporate name by president
                            or other authorized officer.  If a
                            partnership, please sign in
                            partnership name by authorized
                            person.


_____________________________  ______________________
Signature(s)                       Date


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.